Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT is made as of the 10th day of June, 2010 (the "Effective Date") by and between

Niagara Center Research Corporation (DBA NCRC)
a corporation incorporated under the laws
of the Province of Ontario
(hereinafter referred to as the "Licensor")

-and-

Community Alliance, Inc, (OTC:COMA)
a corporation incorporated under the laws
of The State Of Nevada
(hereinafter referred to as "Licensee"')

WHEREAS the Licensor is the sole owner of. the Patent Rights and other Licensed Technology (as hereinafter defined) and has full and exclusive rights to grant licenses hereunder; and

WHEREAS the Licensor desires to have the Licensed Technology developed and commercialized;

WHEREAS the Licensee has requested the Licensor to grant a license and certain other rights to the Licensee with respect to the Licensed Technology and the Licensor is prepared to do so on the terms and conditions set out below;

THE PARTIES agree as follows:

1.  DEFINITIONS
In this Agreement, unless the context otherwise requires, the following terms shall, have the Following meanings:

(a) "Affiliate" shall have the meaning ascribed to it in the Ontario and Canada Business Corporations Act as amended from time to time;

(b) "Know-How" means all technical, knowledge, manufacturing and trade secrets, secret processes, manufacturing procedures and methods, designs, applications, data, current and accumulated experience, relating to or necessary for the successful commercial exploitation of the Licensed Technology with respect to the Products and includes, without, limitation, those matters described in Schedule A:

(c) "License Fee" has the meaning assigned thereto in Section 9.1;

(d) "Licensed Process" shall mean any process, the use, offer for sale, or sale of which, if unlicensed, would infringe one or more valid claims of the Patent Rights,

(c) “Licensed Technology" means:

(i)  the Trademarks;

(ii) all rights under the Patent Rights relating to the Products;

(iii) the Licensed Processes;

(iv) the Other Proprietary Rights; and

(v) all related Know How with respect to (i) through (iv) above.

(f) "Other Proprietary Rights" shall mean any improvements to the Patent Rights provided such improvements are dominated by the Patent Rights.

(g) "party" means either of Licensee or the Licensor or any and all party or parties who may become parties to this Agreement from time to time and their respective successors;

(h) "Patent Rights" shall, mean all rights under;

(i)  the United States and international patents listed on Schedule B:

(ii) the United States and international patent applications listed on Schedule B and. the resulting patents;

(iii) any patent applications resulting from the applications listed on Schedule B. and any divisional, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Schedule B arid of such patent applications that result from the provisional applications listed on Schedule B. to the extent the claims are directed to subject matter specifically described in the patent applications listed on Schedules, and the resulting patents;

(iv) any patents resulting front reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (i), (ii), and (iii) above; and

(v) any patents resulting from, patent applications and provisional applications filed after the Effective Date and the relevant international equivalents to divisional, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (i), (ii), (iii), and (iv) above, and the resulting patents,

(i) "person" means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

(j) "Production Date" means the date on which the first commercial sale of a Product occurs,

(k) "Products" shall mean any product or part thereof:

(i) the use, offer for sale, sale, manufacture, or importation of which, if unlicensed, would infringe one or more valid claims of the Patent Rights, or

(ii) that Is manufactured by using a Licensed Process or that, when used, practices a Licensed Process.

(I) "Term" has the meaning assigned, thereto in Section 17.

(m) "Territory" means the world;

(n) "Trademarks" means those registered and unregistered trademarks, trademark applications, registered and unregistered trade names and trade name registrations listed in Schedule^ hereto, together with any Trademarks hereafter developed, by the Licensor relating to the Licensed Technology and necessary with respect to the Products;

(o) "Unauthorized Conduct" means the conduct referred to in Section 20.

2.  HEADINGS

The headings and paragraph numbers used throughout this Agreement have been inserted for convenience of reference only and shall in no way affect, define, limit or enlarge the scope or meaning, of this Agreement or any provision hereof.

3. GENDER

All words used herein in the male or neuter gentler shall be deemed to include the female gender, corporations and partnerships, and the singular number shall include the plural number, as the case may be, whenever the context so requires.

4.  GRANT OF LICENSE AND APPOINTMENT AS LICENSEE

Subject to the provisions of this Agreement, the Licensor hereby grants to the Licensee for the Term, a royalty-bearing exclusive license to the Licensed Technology to develop, commercialize, make, have made, use, exploit, market, distribute, sell, offer for sale, lease, manufacture, have manufactured., and import the Product's in the Territory.

5. EXCLUSIVITY

The rights of the Licensee hereunder shall be exclusive. During the Term, the Licensor shall not, so long as Licensee is not in default hereunder, directly or indirectly, grant to any other person any rights with respect to the Licensed Technology in the Territory.

6. SUB-LICENSING

The Licensee shall be entitled to sublicense the rights granted under this Agreement; provided that any such sublicense shall, incorporate terms and conditions sufficient to enable the Licensee to comply with this Agreement, The Licensee shall furnish to the Licensor a fully signed copy of any sublicense agreement entered into hereunder.

7. NO OTHER LICENSE

The Licensor represents and warrants that it has not granted to any other person any license or right to use the Licensed Technology for any purposes whatsoever within all or any part of the Territory and that it has full power and authority to enter into this Agreement, and to grant the license set forth in Section 4.

8. NO INFRINGEMENT

The Licensor represents and warrants that the Licensed Technology does not, to the best of the Licensor's knowledge and belief, after reasonable investigation,, infringe any patents, Trademarks, trade names, copyright or other industrial, intellectual or proprietary rights owned by any other person in the world.

9. LICENSE FEE

The Licensee shall pay the License Fee (the "License Fee"'} in United States dollars as follows:

1. Payments are to be calculated at a rate of 8% on the Net Sales Price of Products sold by the Licensee (the "Royalty Rate"). Licensor agrees that the Royalty Rate shall remain at 8% throughout the Term.

2. "Net Sales Price" as used in this paragraph shall be the price .at which, the Products are sold by the Licensee less any sales or excise taxes and less any credits or penalties to the Licensee.  Sales of Products between the Licensee and its Affiliates and sublicenses shall not be counted for purposes of calculating the Net Sales Price.

10. OVERDUE AMOUNTS

Any amount owing by Licensee to the Licensor on account of any amount payable pursuant to this Agreement, if not. paid when. due. shall bear interest both before and after termination of this Agreement; interest shall accrue and be calculated monthly in advance on the first (1st) day of each month for the period during which any such amount is outstanding at the rate per annum which is three (3) percentage points above the prime lending rate pursuant to which, the United States government loans funds to its most creditworthy commercial customers then in effect.

11. COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable statutes, laws, ordinances, regulations, rules or orders of any governmental or other authority within the Territory regarding the sale and installation of the Products,

12. GOODWILL

Upon the expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with the Licensee's use of the Trademarks.

13.[INTENTIONALLY OMITTED.)

14.NO ACCOMPANYING WORDS

The Licensee shall use the Trademarks without any accompanying words or symbols of any nature or kind whatsoever unless otherwise approved by Licensor, which approval shall not be unreasonably withheld.

15. USE OF TRADEMARKS

The Licensee shall use or display the Trademarks on. all signs, forms, labels, advertising materials, stationery and other materials only as may be approved by the Licensor, which approval shall not be unreasonably withheld. The Licensee shall affix such notices to any or all of the Trademarks as may be approved by the Licensor for the use of the Trademarks hereunder.

16. NOTICE

The Licensee shall observe such reasonable requirements with respect to patent and copyright notices, trade name registrations and other forms of marking and/or registration as the Licensor may direct from time to time.

17. TERM

Unless terminated earlier in accordance with the provisions of this Agreement, the initial term of this Agreement and the license herein granted, shall be for a period commencing on the Effective Date and terminating on July 31, 2030. Unless one party gives the other notice of termination not less than ninety (90) days prior to the end of the initial or any subsequent term hereof, this Agreement shall be renewed at the end of the current term for a further term of five (5) years, (the initial term and any and all renewals thereof, the "Term").

18.  DUTY NOT TO IMPAIR

The Licensee shall not permit, nor permit its employees or agents at any time either during or after the term of this Agreement, to do any thing or assist any person to do any thing, either directly or indirectly, which would result in infringement or impairment of the validity of any part of the Licensed Technology or otherwise endanger or place in jeopardy the rights of the Licensor in the Licensed Technology.

19. PROTECTION OF RIGHTS

The Licensee and the Licensor shall execute all such documents and do all such things throughout the Territory and elsewhere as may be necessary in order to permit Licensee to use the Licensed Technology hereunder, and protect the Licensor's ownership and rights therein. All expenses in connection with the foregoing shall be for the account of the party requesting that something be done by the other party.

20. INFRINGEMENT BY THIRD PARTIES

In the event of any apparent infringement by any person of the Licensed Technology or in the event of any apparent unauthorized use or copying of the Licensed Technology or the Products (such infringement, use or copying being referred to herein as ''Unauthorized Conduct''), the party with the knowledge of the Unauthorized Conduct shall forthwith notify the other party upon becoming aware of such Unauthorized Conduct and both parties shall confer together as to what appropriate steps are to be taken to prevent any such Unauthorized Conduct. The Licensor shall use its best efforts to prevent and stop any such Unauthorized Conduct but it shall not be obliged to commence legal proceedings to prevent any such Unauthorized Conduct, In the event the Licensor ejects to commence any such legal proceedings, it shall be solely responsible for any and all. costs incurred in connection therewith and shall be entitled to retain any damages recovered pursuant to such proceedings. In the event the Licensor elects not to commence any such legal proceedings, which election shall be made within a reasonable time, the Licensee shall have the right to do so in its own name and in the name of the Licensor in which event the Licensee shall be responsible for any and all costs incurred in connection therewith and shall, be entitled to retain any damages recovered pursuant to such legal proceedings.

21. NOTIFICATION OF INFRINGEMENT

In the event either party has knowledge of any allegation by any person that the all or any part of the Licensed Technology or any Product infringes a third party's rights, then the party so aware shall immediately notify the other party by facsimile or by telephone forthwith, followed by a registered letter.

22. PATENT, COPYRIGHT AND TRADEMARK INDEMNITY

It is understood and agreed that the Licensor shall defend at its sole expense, any suit or legal proceeding brought; against the Licensee based on the claim that the use of the Licensed Technology, pursuant to this Agreement constitutes an infringement of any existing third-party .patent, copyright. Trademark, trade name, or other industrial, intellectual, or proprietary right: (either registered or unregistered). In the event of any .infringement proceedings being instituted against Licensee with respect to any such alleged, infringement of any patent, copyright, Trademark, trade name or other industrial, intellectual, or proprietary right (whether registered or unregistered), then the parties shall consult with one another with respect to the defence to any such infringement proceeding. The Licensor shall indemnify and save the Licensee harmless in respect of any damages and costs awarded by a court or agreed to in a settlement which may result from any of the aforementioned infringement proceedings brought against the Licensee. The defense, settlement, adjustment,, or compromise of any suit which the Licensor shall be obligated to defend 'under this paragraph shall be in the sole control of the Licensor, except that, the Licensee may, if it desires employ counsel at its own. expense to assist in the conduct of the suit provided, however, that the Licensor shall not without the prior written approval of the' Licensee settle, adjust or compromise any suit in such fashion as to impose upon the Licensee for money damages in excess of the amount payable to the Licensee by trie Licensor under this paragraph.

23. INDEMNIFICATION AND INSURANCE

23.1 Immediately upon and following the Production Date, the Licensee alone shall be responsible for all losses of or damages to property, or injury or death of any person, or any claims in connection with any one of the foregoing, arising out of or relating to the sale and use of the Products hereunder and which are caused by the negligent acts or omissions of the Licensee or any of its agents or employees in connection therewith and the Licensee agrees to indemnify and hold the Licensor harmless, both during and after termination of this Agreement, against and from any and all such claims, losses, and damages, including costs and legal fees. The Licensee shall procure and maintain in full force and effect, at all times during the term of this Agreement, at its sole expense, public. Liability and indemnity insurance with coverage and. limits of liability as determined, by the Licensor from, time to time having reasonable regard to the circumstances. Said policy or policies of insurance shall expressly protect both the Licensor and the Licensee and shall, require the insurer to defend both the Licensor and the Licensee in any legal proceedings commenced as a result of each occurrence. The Licensee shall furnish the Licensor at its request with a certified copy or certificate with respect to each such policy, evidencing coverage and limits of liability as set forth above, naming the Licensor as an additional insured and providing that such policy shall not be cancelled, amended or modified except upon, ten (10) days prior written notice to the Licensor, Maintenance of the insurance required under this paragraph shall not relieve the Licensee of the obligations of indemnification contained in the first sentence of this paragraph.

23.2 The Licensor shall likewise procure and maintain in full force and effect at all times during the term of this Agreement, at its sole expense, public liability and indemnity insurance with coverage and limit's of liability adequate and appropriate in the circumstances with respect to the obligations of the Licensor hereunder. The Licensor shall' furnish the Licensee at its request with a certified, copy of the policy (or policies) or a certificate with respect to such insurance. Any such insurance policy shall name me Licensee as an additional insured and provide that, such policy shall not be cancelled, amended or modified except upon ten (10) days prior written notice to the Licensee.

24.  DEFAULT AND TERMINATION

24.1 The Licensor may terminate this Agreement at. any time upon ninety (90) dayswritten notice of termination if during the term hereof the Licensee defaults in payment of any amount payable by the Licensee hereunder or if the Licensee is insolvent, bankrupt or in receivership unless such default is cured or such insolvency, bankruptcy or receivership is terminated within the said period of ninety (90) days.

24.2 The Licensee may terminate this Agreement at any time upon ninety (90) days written notice of termination if the Licensor is insolvent, bankrupt or in receivership or if the Licensed Technology is adjudged by a court of competent jurisdiction to infringe the proprietary rights of a third-party, unless the Licensor shall remedy such insolvency, bankruptcy or receivership or infringement within the said period of ninety (90) days.

24.3 On the termination of this Agreement for any reason whatsoever, all rights and obligations of the parties hereunder shall terminate except that all obligations of the parties to one another accrued on the date of termination of this Agreement shall survive such termination.

25.	EFFECT OF TERMINATION

Upon termination of this Agreement:

(a) the license herein granted shall terminate; and

(b) the Licensee shall, if so requested by the Licensor, return to the Licensor all books, memoranda, records, charts, formulae, reports, letters, computer tapes, discs,  computer programs,  notes, drawings, writings and other documents, samples and models relating to the Licensed Technology except those which are available to the public at large through no fault of the Licensee and Licensee shall not retain any copies thereof.

26.  CONFIDENTIALITY

The Licensee acknowledges and. agrees that the Licensor is the owner of the Licensed Technology on a global basis and as such is entitled to require confidentiality. During the term of this Agreement and after any termination thereof, the Licensee shall not knowingly and without the prior written consent of the Licensor, in any manner whatsoever, make known, divulge or communicate any part of the Licensed Technology to any person except to its employees for the purpose of exercising its rights under this Agreement; provided, however, that the foregoing shall not apply in respect of any Licensed Technology which was available to the public at large prior to any disclosure through no fault of the Licensee.

27.  COMPANY TECHNOLOGY

Nothing in this Agreement shall affect the Licensee's rights in, or prevent the Licensee from asserting rights to, its own inventions, improvements and discoveries.

28.  RESTRICTION ON TRANSFER, ETC.

Except as otherwise provided herein, neither Licensor nor Licensee may assign its rights or obligations under this Agreement without the prior written consent of the other party, not to be unreasonably withheld. To expedite operations, notice shall be considered given and consent granted to any sublicense agreement prepared by the Licensee in which either Thomas J. Priest-Brown or James A, Rowan are the signators on behalf of the Licensee. Notwithstanding the foregoing, the Licensee may assign this Agreement in connection with (i) a transfer to an Affiliate of all or any portion of the Licensed Technology, whether by sale, merger or otherwise; or (ii) the sale or transfer of all or substantially all of the Licensee's equity or assets, by merger, consolidation or otherwise, provided that the assignee shall agree in writing to be hound by the terms and conditions hereof prior to such assignment. Notwithstanding any other provision of this Agreement, the Licensee shall not have the right to encumber or grant a security interest in this Agreement or the rights acquired hereunder to any person, whether directly or indirectly, or otherwise, without the prior written consent of the Licensor.

29.  ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

30. RELATIONSHIP OF PARTIES

Nothing in this Agreement shall constitute, or be considered or interpreted1 as constituting, any agency, employment or partnership relationship between the .parties. Neither party shall, hold itself out as an agent for or employee or partner of the other party. Neither party shall have the authority to enter into any agreement on behalf of the other party or to incur any obligation or liability for or otherwise bind the other party.

31.  RELIEF FROM OBLIGATIONS

Notwithstanding anything contained in this Agreement to the contrary, if any party is prevented from or delayed in performing any of its obligations under this Agreement and such, failure is occasioned by any cause beyond its reasonable control including, without limiting the generality of the foregoing, the operation of any law, regulation or order of a government or other similar authority, the inability to secure any necessary permit license or other authorization from a government or other constituted authority, labour disturbance or dispute, strike, lockout, riot, explosion, war invasion, inability to obtain material, supplies, power, fuel or labour, interference by civil or military authority or acts of God, but excluding only a lack of finances, then, the time for the observance of the performance of the obligation in question will be extended for a period, equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

32. NOTIFICATION

Any party claiming suspension of its obligations pursuant to paragraph 31 shall promptly notify each other party to that effect, and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able to do so and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof and that party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike or lockout solely to remedy or remove the force majeure thereby constituted.

33.  FURTHER ASSURANCES

Each of the parties covenants and agrees to execute and deliver such further and other agreements, assurances, undertakings, acknowledgments or documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence and due and perform and cause to be done and performed any further and. other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

34.  NOTICE TO BE GIVEN

All invoices, demands or other communications required or permitted to be given under this Agreement to a party shall be in writing and delivered, posted by first-class prepaid registered mail or sent by fax addressed to the party for whom it is intended as follows:

the Licensor

Niagara Center Research Corporation (DBA NCRC)
183 South Service Road, Unit #2
Grimsby, ON L3M 4H6
Attention: Sharon B. Rowan., President
Fax: 905-228-0685

the Licensee
Community Alliance, Inc.
(A Nevada Corporation)
9595 Six Pines Dr. Suite 8210
The Woodlands, TX 77380
Attention: Phillip Ray, CEO
Fax: (905)963-7931

Notices delivered shall be deemed given and received upon delivery, those sent by mail on the fifth (5th) day after posting, and those sent by fax, on the day of transmission: provided that during any period of mail disruption, notice shall be delivered or sent by fax.

Either party may at any time, and from, time to time designate a substitute address for the purpose of this paragraph upon written notice to the other party.

35.  NO WAIVER

No condoning, excusing or overlooking by or on behalf of cither party of any breach of any of the covenants, provisions, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that party unless the same be expressed in writing under the authority of that party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other past, present or future breach.

37.  ENTIRE AGREEMENT/AMENDMENTS

This Agreement constitutes the entire agreement between the parties with respect to its subject, matter and supersedes all prior agreements or understanding between the parties relating to the subject, matter. This Agreement may not be amended, supplemented or otherwise modified except, by means of a written instrument signed by both parties.

38.  ARBITRATION

If any question, difference or dispute arises between the parties in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be submitted to arbitration pursuant to the Arbitration Act (Ontario), as amended, from time to time.

39.  TIME

Time is of the essence of this Agreement.

40. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas and the parties hereby submit to the jurisdiction of the Courts of the State of Texas for any purpose arising out of or in connection with this Agreement.

41.  SEVERAB1UTY

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision or part thereof had not been a pan hereof so that Time is of the essence of this Agreement.

40. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas and the parties hereby submit to the jurisdiction of the Courts of the State of Texas for any purpose arising out of or in connection with this Agreement.

41. SEVERABILTY

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision or part thereof had not been a part hereof so that such invalidity shall not affect the validity of the remainder which shall be construed as if this Agreement had been executed without the invalid portion and, it is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

42. SURVIVAL

The terms and conditions of this Agreement relating to the rights and obligations of the parties following the termination of this Agreement shall continue in full force and effect notwithstanding such termination.

THIS AGREEMENT has been executed by the parties hereto as of the date first above written.

SCHEDULE A

The Products

The Mag-Wind™ MVAWT™

The "MVAWT" (MVAWT is an acronym standing for Magnetic Vertical Axis Wind Turbine) includes a rotor mounted on a support structure for rotation about a vertical axis. The wind turbine is designed so that wind can strike it from all directions simultaneously, and this causes the turbine to spin faster. The turbine is designed to be mounted on a rooftop. The initial version is magnetically levitated, but other versions may also have thrust bearings.

Axial Flux Alternator Variable Resistance Coils

The term 'axial flux' refers to a type of alternator where the magnets are mounted on disks and the flax between them is parallel to the axis of the shaft.

SCHEDULE B

Patent Rights

The licensee has all of the rights to the patent except for the right to assign the patent (or patent application, as applicable), in accordance with clauses 18, 19, 20, 22, and 28 in the attached agreement.

…And such other protections as have been arranged worldwide. See, files of Robert C, Curfiss, Patent Attorney, Humble TX, USA.

SCHEDULE C

Trademarks

The trade marks Mag-Wind™ and the logo (shown below) were created by NCRC and all rights to these are included in the license. These trade marks are not: registered, however they may be registered by the licensee if desired.

SCHEDULE D

EEHI Agreement Termination